Exhibit 10.3

Forian Inc. 41 University Drive Suite 400 Newtown, PA 18940

September 2, 2021

Via Email

Cliff Farren
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Re:  Transition and Release Agreement

Dear Cliff:

With our sincere thanks for your service, this letter (this “Agreement”) sets forth the terms of our mutual agreement regarding your transition and departure from the employ of Forian Inc. (including its subsidiaries, the “Company”) and your service as our Chief Financial Officer.

1.          Transition Period.  (a) Your last day of employment with the Company will be January 3, 2022 (the “Separation Date”); provided that commencing on the date on which the new Chief Financial Officer starts employment with the Company, your role and title will be changed to “Special Advisor”. During the period through the Separation Date (the “Transition Period”), you will continue to perform your duties in a satisfactory manner, assist with the transition of your duties and responsibilities and act in compliance with the policies and procedures of the Company.  Your agreement to provide satisfactory transition services through the Separation Date is a material inducement to the Company to enter into this Agreement with you. After the Separation Date, you will no longer have any authority to act on the Company’s behalf or otherwise bind the Company, and you may not represent yourself as being an officer, manager, employee, agent or representative of the Company (and you shall not give any third person the appearance that you have such authority with the Company) except that you will be permitted to disclose that you are continuing as a consultant to the Company through March 31, 2022 as provided in Section 4 below.   The Separation Date on January 3, 2022 is intended to be a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) If you breach this Agreement (which is not cured, if susceptible to cure, within ten (10) business days of written notice from the Company to you) or engage in conduct that constitutes Cause (as defined in your employment letter dated August 25, 2020 (the “Offer Letter”)),  the Company may accelerate the Separation Date without further obligation under this Agreement, including entering into the consulting arrangement set forth in Section 4 below (other than payment of your base salary through the date of termination and your rights to COBRA).  As your employment remains at will, if the Company terminates your employment before the Separation Date other than for the reasons set forth above in this Section 1(b), such date of termination will be treated as the Separation Date and you will be entitled to the payments and benefits (including the equity treatment) set forth in this Agreement as if you remain employed through January 3, 2022 and you acted as a consultant through the end of the Consulting Period, subject to your re-execution of this Agreement as provided below; provided that for the sake of clarity, this obligation will not apply if you voluntarily terminate your employment.

2.          Accrued Salary and Vacation Time.  The Company will continue to pay you your regular base salary through and including the Separation Date, which will be paid in accordance with the Company’s regular payroll practices, subject to standard payroll deductions and withholdings. As a result of the Company’s policy of unlimited vacation policy, no vacation time will be paid out in connection with your departure.

3.          Employee Benefits.  The Company will continue to provide you your regular employee benefits through the Separation Date, except that your medical, vision and dental coverage will continue through January 31, 2022, subject to the eligibility rules of the applicable benefit plans.  Thereafter, pursuant to COBRA, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  Additional information regarding your COBRA continuation rights, as well as COBRA continuation election forms, will be provided to you under separate cover following the Separation Date.

4.           Consulting Arrangement. For the period commencing on January 4, 2022 and ending March 31, 2022 (the “Consulting Period”), you will serve as a consultant and advise the Company on matters related to your experience and knowledge of the Company; provided that you will not be required to devote more than 20% of your business time to the Company (measured against the business time that you had spent on behalf of the Company during your employment). In consideration for such service and subject to you signing and returning this Agreement to the Company by the Expiration Date (as defined in Section 15 below), not revoking it, and timely re-executing the Agreement on or after the Separation Date without revocation, the Company agrees to provide you the following:

 (i) a consulting fee equal to $13,000 per month, payable within ten (10) business days of the end of the applicable month; provided that the Company may deduct from such consulting fee amounts you owe the Company for withholding taxes that arose on income realized as a result of the vesting of your shares of the Company’s restricted stock during your employment.

(ii) you will be treated as a “Key Advisor” for purposes of the equity grants described on Annex A attached hereto (“CF Equity”) and, accordingly, your shares of restricted stock  will remain outstanding and continue to vest during the Consulting Period.  Any shares of restricted stock that are not vested as of the last day of the Consulting Period will be forfeited without payment therefor.

You hereby acknowledge: (i) the monthly consulting fee and the income realized on the vesting of the restricted stock during the Consulting Period will be reported on a Form 1099 and will not be subject to withholding taxes and you will be responsible for all applicable taxes on such income; and (ii) you will not be permitted to participate in any employee benefit plan of the Company during the Consulting Period other than through COBRA.  In addition, you acknowledge that any information that you learn during the Consulting Period will be subject to the terms of that certain Proprietary Rights and Restrictive Covenant Agreement, dated August 26, 2020, and signed at the inception of your employment (the “Restrictive Covenant Agreement”) and you remain subject to its terms.

5.          Expense Reimbursements.  You agree that, prior to the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice. During the Consulting Period, the Company will reimburse your documented business expenses on behalf of the Company only to the extent they are pre-approved by the Company.

6.          No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation or benefits, including without limitation, any base salary, wages, overtime, incentive or bonus compensation, equity, severance, time off (paid or unpaid) or benefits after the Separation Date.  In addition, you acknowledge that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave under the Family and Medical Leave Act, the Families First Coronavirus Response Act, or similar laws, and have been provided and/or have not been denied any reasonable accommodations under the Americans with Disabilities Act or similar laws.

7.           Release of Claims.

(a)          General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you (including on behalf of your heirs, executors, representatives, agents, insurers, administrators, successors and assigns) hereby generally and completely release the Company and its current and former parent, subsidiary and affiliated companies, and each of their respective members, managers, directors, officers, employees, shareholders, agents, attorneys, insurers and plan administrators (in both their corporate and individual capacities), and each of their predecessors, successors, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that you may have arising out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Effective Date of this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, incentive, equity or bonus compensation, vacation pay, sick pay, paid time off benefits, expense reimbursements, severance pay, notice pay, or fringe benefits; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims including those of where you work or reside, including without limitation, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims, including without limitation, those arising under Title VII of the federal Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as it relates to vested benefits), the Equal Pay Act, the Families First Coronavirus Response Act and similar state and local COVID leave laws, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Paid Family Leave Insurance Law, the New Jersey Paid Sick Leave Act, and the New Jersey Labor Code and all Pennsylvania labor and employment laws and regulations, including but not limited to the Pennsylvania Human Relations Act, the Pennsylvania Labor Law and the regulations of the Pennsylvania Department of Labor and Industry and Pennsylvania Human Rights Commission and the Pennsylvania Whistleblower Law.

You also agree to not file an arbitration, lawsuit or other legal proceeding against any of the Released Parties in connection with any Released Claims.  The Released Claims include all forms of relief and benefits, no matter how denominated, including, without limitation, physical or mental injury, pain and suffering, reinstatement, back pay, front pay, prejudgment interest, compensatory damages, punitive damages, and attorneys’ fees and costs.  You also agree that if anyone makes a claim or undertakes an investigation involving you, you waive any and all right and claim to financial recovery resulting from such claim or investigation.  You understand that this is a general release and it is to be broadly construed as a release of all claims, except those excluded under Section 7(b) below.

(b)          Excluded Claims. The following are not included in the Released Claims (the “Excluded Claims”):  (i) any rights or claims for indemnification you may have pursuant to the Company’s organizational documents or under applicable law and coverage under any applicable D&O liability insurance policy; (ii) any claims which cannot be waived as a matter of law, such as claims for unemployment benefits and workers’ compensation; (iii) any claims for breach of this Agreement by the Company; and (iv) your rights to vested benefits as of the Separation Date under the Company’s employee benefit plans and your rights to the Company’s common stock that you subscribed for or vested in prior to the Separation Date.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission (SEC), the Occupational Safety and Health Administration (OSHA) or other federal, state or local governmental agency or commission charged with the enforcement of any laws (a “Governmental Proceeding”), except that you acknowledge and agree that you are hereby waiving your right to receive any financial benefits in connection with any such Governmental Proceeding (but not including a proceeding before the SEC or OSHA), regardless of who filed or initiated the Governmental Proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(c)          Assignment and Consequences of a Breach.  If you breach your promises in this Section 7 and file an arbitration, lawsuit or other legal proceeding based on a Released Claim, you agree to pay for all liabilities and costs incurred by the Released Parties, including reasonable attorneys’ fees, in defending against such arbitration, lawsuit or proceeding; provided, however, that this provision will not apply to any arbitration, lawsuit or proceeding challenging the validity of this Agreement under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

(d)          Employee Representations.  You represent and warrant that you have not assigned or otherwise transferred (by way of subrogation, operation of law, or otherwise), any right to any other person to assert any Released Claims.  You agree to indemnify and hold the Released Parties harmless from and against any claims asserted by any other party against any of them, arising out of or in any way relating to any Released Claims that you may have assigned or transferred, including any claim for attorneys’ fees and costs.

You further represent and warrant that you have no claims, complaints or actions of any kind filed against the Company with any court of law, or federal, state or local government agency.

You further represent and warrant that, except as expressly provided in this Agreement, you have been paid for all compensation owed to you (including salary, bonuses, commissions, incentive compensation, equity, severance) and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable laws or Company policies, you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim, and you have not been denied any reasonable accommodations under the Americans with Disabilities Act or similar law.

8.         Return of Company Property.  By the Separation Date, you must return to the Company all Company property, including documents and copies thereof, whether in electronic or paper form, identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property in your possession or control.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary information of the Company, then you agree to permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system if requested to verify that the necessary deletion is done.

9.           Additional Covenants.

(a)          Confidentiality of Agreement.  Unless this Agreement is otherwise required to be publicly disclosed by the Company in accordance with applicable SEC or NASDAQ disclosure rules, the provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law or valid court order; and (d) you may disclose this Agreement in connection with a Governmental Proceeding.  You acknowledge that this Agreement was not offered to you in connection with any claim of unlawful discrimination or harassment (sexual or otherwise).  You shall promptly provide written notice of any order to disclose confidential information to Ed Spaniel (with a copy to legal@forian.com), unless such notice is prohibited by law.

(b)          Cooperation. You covenant and agree to cooperate with and make yourself readily available to the Company, as the Company may reasonably request, to assist the Company in any matter, including, but not limited to, by providing information for compliance or other purposes, giving truthful testimony in any litigation or potential litigation which you may have knowledge, information or expertise, and signing routine documents for administrative purposes. You will be reimbursed for your reasonable expenses incurred in connection with such cooperation.

(c)           Nondisparagement.  You agree not to disparage, defame, or discredit the Company or its officers, directors, employees, agents, products or services or engage in any activity that would have the effect of disparaging, defaming or discrediting the Company or its officers, directors, employees, agents, products or services; provided that you may respond accurately and fully to any question, inquiry or request for information from a government regulator or when required by legal process.  This restriction applies to all formats and platforms now known or hereafter developed, whether written, printed, oral or electronic (including, without limitation, emails, blogs, internet and social media sites, chat or newsrooms, podcasts, webcasts, or any online forum).

10.        Ongoing Obligations.  Even though your employment is ending, you continue to have obligations to the Company after your employment ends, including those set forth in this Agreement and the Restrictive Covenant Agreement, and under applicable statutory and common law (the “Post-Termination Obligations”).  By signing below, you acknowledge you have complied with your Post-Termination Obligations and agree to continue to abide by same.  Should you violate any of the terms of your Post-Termination Obligations, the Company shall have all available remedies, including without limitation, accelerating the Separation Date, terminating the Consulting Period, and seeking recoupment of the income received on the vesting of the CF Equity.  In addition, to the extent permitted by applicable  law, you will be responsible for the payment of all reasonable attorneys’ fees and costs that the Company incurs in the course of enforcing the Post-Termination Obligations.  You agree to notify any prospective employer of your Post-Termination Obligations.

11.         No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

12.         Code Section 409A.  It is intended that any amounts payable under this Agreement will either be exempt from Section 409A of the Code (including Treasury regulations and other published guidance related thereto) or will otherwise comply with such Section so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code.  The provision of this Agreement will be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.  The termination of your employment with the Company on is intended to be a “separation from service” and an “involuntary termination” for purposes of Section 409A of the Code.  For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your “separation from service” to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon a “separation from service” set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your “separation from service” with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to you or to any other person if any of the provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section.

13.         Notices.  All notices under this Agreement must be given in writing by regular mail, overnight mail or e-mail at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to the Company, a copy must be provided to the Company’s General Counsel at the address below.

Notice to the Company:

Ed Spaniel, EVP and General Counsel, Forian, Inc., 41 University Drive, Suite 400, Newtown, PA 18940; edward.spaniel@forian.com with a further copy to legal@forian.com

Notice to the Employee: at the address (home or email) at the top of this letter.

14.        Miscellaneous.  This Agreement (together with the equity documents related to the CF Equity and the Post-Termination Obligations), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter, including your Offer Letter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law; provided, however that if the release of claims set forth in Section 7 is declared invalid or unenforceable and cannot be modified to be enforceable, then the entire Agreement will be null and void, including the Company’s obligations to enter into a consulting arrangement as provided in Section 4, and to the extent payments have already been made, they shall be returned to the Company upon demand.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  Only the Company can assign this Agreement, which can be done at any time.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and scanned image copies of signatures shall be equivalent to original signatures.

15.         Period for Review and Revocation.  You may take twenty-one (21) days from your receipt of this Agreement to review and consider its terms, and you may use as much or as little of this period of time as you wish prior to reaching a decision regarding the signing of this Agreement.  If you do not sign, date, and return this Agreement within 21 days of receiving it (the “Expiration Date”), the Agreement will not be valid and you will not be engaged as a Key Advisor pursuant to Section 4 and the Company may terminate your employment prior to January 3, 2022.  You may revoke this Agreement at any time within seven (7) calendar days after the date you execute it (the “Revocation Period”).  The revocation must be in writing and delivered by written notice to Ed Spaniel at the Company by email before the expiration of the Revocation Period.

16.         Effective Date.  The “Effective Date” of this Agreement will be the day following the expiration of the Revocation Period, so long as you have not revoked this Agreement during the Revocation Period.

17.         Voluntary Assent and Additional Representations.  You affirm that you have read this Agreement, and you fully understand all of its terms, including the full and final release of claims set forth in Section 7.  You further acknowledge that:

(a)           you have voluntarily entered into this Agreement;

(b)           you have not relied upon any representation or statement, written or oral, not set forth in this Agreement;

(c)           the only consideration you are receiving for signing this Agreement is as set forth herein;

(d)           no other promise or agreement of any kind has been made to or with you to cause you to sign this Agreement;

(e)           other than the payments and other benefits set forth in this Agreement, you have received all wages, compensation, commissions, bonuses and other payments and benefits to which you are entitled as a result of your employment with the Company;

(f)           the payments and benefits you are receiving in consideration for executing this Agreement are greater than that to which you may otherwise be entitled;

(g)           you have specifically been advised and encouraged to consult and have this Agreement reviewed by your attorney;

(h)           you have been given at least twenty-one (21) days to review and consider this Agreement;

(i)            you have been given seven (7) days after executing it to revoke it in writing; and

(j)            you will be required to re-execute this Agreement (and not revoke it) in order to enter into the consulting arrangement as described in Section 4.

 If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt of this Agreement, and then send the fully signed Agreement to Ed Spaniel, EVP and General Counsel, at Forian Inc., 41 University Drive, Suite 400, Newtown, PA 18940; edward.spaniel@forian.com (with a copy to legal@forian.com) on or before the Expiration Date.  The Company’s offer contained herein will automatically expire if we do not receive the signed Agreement from you within this timeframe.

Reiterating our thanks for your contributions to the establishment of Forian! On behalf of our team, we wish you much success following your transition from Forian.
Sincerely,

Forian Inc.

By:	/s/ Dan Barton
Dan Barton
Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Cliff Farren	09/01/21
Cliff Farren	Date

Re-execution of Agreement following the Separation Date.

By signing below, I, Cliff Farren, affirm that as of the Separation Date, I have re-read this Agreement, and fully understand all of its terms, including the full and final release of claims set forth in Section 7.  I further acknowledge that:

(a)           I have voluntarily executed this Agreement again following the Separation Date;

(b)           I have not relied upon any representation or statement, written or oral, not set forth in this Agreement;

(c)           the only consideration I am receiving for signing this Agreement is as set forth herein;

(d)           no other promise or agreement of any kind has been made to or with me to cause me to re-sign this Agreement;

(e)          other than the payments and equity treatment set forth in Section 4 of the Agreement, I have received all wages, compensation, commissions, bonuses and other payments and benefits to which I am entitled as a result of my employment with the Company;

(f)           the payments and benefits I am receiving in consideration for executing this Agreement are greater than that to which I may otherwise be entitled;

(g)           I have specifically been advised and encouraged to consult and have this Agreement reviewed by my attorney;

(h)           I have been given at least twenty-one (21) days from the Separation Date  to review and consider this Agreement and re-execute it by signing below;

(i)            I have been given seven (7) days after re-executing it to revoke it in writing; and

(j)           If I do not re-execute this Agreement, or revoke it after signing it in the same manner as provided by Section 15, then the Company will not enter into the consulting arrangement and I will not receive the consulting fees or the treatment as a “Key Advisor” as set forth in Section 4 of the Agreement.

UNDERSTOOD AND AGREED:

Cliff Farren	Date

ANNEX A
CF EQUITY

130,480 shares of Company restricted common stock granted pursuant to that certain Unit Option Agreement dated September 30, 2020, further to the exchange in accordance with that certain Equity Interest Contribution Agreement, dated March 2, 2020, by and among the Company and you (the “Contribution Agreement”). As of the date of the Agreement, 97,860 shares remain unvested and will vest in equal monthly installments of 2,718 shares on the 25th day of each month starting with September 25, 2021.

17,776 shares of Company restricted common stock granted pursuant to a Restricted Stock Unit Agreement dated September 30, 2020, further to the exchange in accordance with the Contribution Agreement. As of the date of the Agreement, 13,332 shares remain unvested and will vest in equal monthly installments of 370 shares on the 25th day of each month starting with September 25, 2021.

23,757 shares of Company common stock pursuant to a subscription agreement dated October 15, 2020, further to the exchange in accordance with the Contribution Agreement. These shares are fully vested.